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December  21, 2000




                                                                     EXHIBIT 8.1


Glacier Bancorp, Inc.
49 Commons Loop
Kalispell, MT  98277

               RE:    HOLDING COMPANY MERGER/TAX CONSEQUENCES

Ladies and Gentlemen:

        This letter responds to your request for our opinion as to certain of the federal income tax consequences of the proposed merger ("Merger") of WesterFed Financial Corporation ("WesterFed") into Glacier Bancorp, Inc. ("Glacier").

        We have acted as legal counsel to Glacier in connection with the Merger. For the purpose of rendering this opinion, we have examined and relied upon originals, certified copies, or copies otherwise identified to our satisfaction as being true copies of the originals of the following documents, including all exhibits and schedules attached to them:

        a. The Agreement and Plan of Merger, as amended, dated September 20, 2000, among Glacier and WesterFed (the "Merger Agreement");

        b. Form S-4 Registration Statement of Glacier filed with the Securities and Exchange Commission on December 21, 2000 ("Registration Statement");

        c. The Proxy Statement of WesterFed (included as part of the Registration Statement) ("Proxy Statement");

        d. The factual representations set forth in a letter from Glacier and in a separate letter from WesterFed, each dated
                December 19, 2000 ("Representation Letters"); and

        e. Such other documents, instruments, records and information pertaining to the Merger as we have deemed necessary for rendering our opinion.

        We have assumed, without independent investigation or review, the accuracy and completeness of the facts and representations and warranties contained in those documents or


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Glacier Bancorp, Inc.
December 21, 2000
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otherwise made known to us, that the Merger will be effected in accordance with the terms of the Merger Agreement, and that the representations contained in the Representation Letters will be true and complete at the effective date of the Merger.

        In connection with the Merger and pursuant to the Merger Agreement, each share of WesterFed voting common stock will be exchanged for (i) cash; (ii) shares of Glacier voting common stock, based on the exchange rate established in the Merger Agreement; or (iii) a combination of cash and shares of Glacier voting common stock, based on the exchange rate established in the Merger Agreement. The number of shares of WesterFed common stock to be converted into cash in the Merger shall be at least forty-five percent (45%) of the number of shares of WesterFed common stock outstanding immediately prior to the Merger (excluding dissenting shares and fractional shares). No fractional shares will be issued; cash will be paid in lieu of fractional share interests. WesterFed shareholders who perfect their dissenters rights under state law will be paid the cash value for their WesterFed shares. WesterFed will make such payments without reimbursement by Glacier. Upon the consummation of the Merger, WesterFed will merge into Glacier, which will continue its historic business.

        Based upon our review of the facts described above and our analysis of the law, and subject to the qualifications and limitations set forth herein, and the completion of the transactions described in the manner contemplated, it is our opinion that:

        1. Reorganization Treatment. The merger of WesterFed into Glacier for cash and for Glacier voting common stock, as described above, will constitute a reorganization within the meaning of
                Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code").

        2. Parties. WesterFed and Glacier will each be a "party to a reorganization" within the meaning of Section 368(b) of the Code.

        3. Treatment of WesterFed Assets. The basis of the assets of WesterFed acquired by Glacier will be the same as the basis of WesterFed in the assets immediately before the Merger, pursuant to Section 362(b) of the Code. The holding period of the assets acquired by Glacier will include the period such assets were held by WesterFed, pursuant to Section 1223(2) of the Code.

        Because the foregoing discussion does not address foreign, state, or local taxation and does not deal with all aspects of federal taxation, and the tax consequences will not be the same for all shareholders, you should consult your own tax advisor as to the specific tax consequences to you of the merger, including tax return reporting requirements, the applicability and effect of

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Glacier Bancorp, Inc.
December 21, 2000
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foreign, state, local and other tax laws and the possible effect of any proposed changes in the tax law.

        Our opinion represents only our best legal judgment as to the probable federal income tax consequences of the transaction described, based upon existing law. Our opinion is not intended to be a conclusive statement as to all of the tax consequences of the transaction and is expressly limited to the matters addressed. Further, our opinion is not binding upon the Internal Revenue Service (the "IRS") or any court and has no official status of any kind, and no private ruling regarding the matters discussed has been or will be requested from the IRS. The IRS has ruled in a number of private rulings that transactions substantially identical to the Merger result in tax consequences consistent with those described in this opinion. Although such rulings do not constitute authority on which we can rely in expressing our opinion, such rulings generally do reflect the position of the IRS.

        Our opinion is intended solely for the benefit of Glacier and the shareholders of Glacier, and may not be relied upon for any other purpose or by any other person or entity or made available to any other person or entity without our prior written consent.

       We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading "THE MERGER - Material United States Federal Income Tax Consequences" in the Proxy Statement.



                                            Very truly yours,

                                            GRAHAM & DUNN, P.C.

                                            /s/ Graham & Dunn P.C.



MEL